EXHIBIT 4.5

REDDY ICE GROUP, INC.

As Issuer

8 7/8% Senior Subordinated Notes due 2011

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 25, 2005

Supplementing the Indenture dated as of July 31, 2003, by and among
Reddy Ice Group, Inc. (assumed by merger with Cube Acquisition Corp.),
Reddy Ice Holdings, Inc. and U.S. Bank National Association, as Trustee

U.S. BANK NATIONAL ASSOCIATION
As Trustee

SECOND SUPPLEMENTAL INDENTURE dated as of July 25, 2005 (this “Supplemental Indenture”), by and among Reddy Ice Group, Inc. (the “Company”) (assumed by merger with Cube Acquisition Corp.), Reddy Ice Holdings, Inc., each of the parties identified as a Subsidiary Guarantor on the signature pages hereto (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company, Reddy Ice Holdings, Inc., the Subsidiary Guarantors and the Trustee are parties to an indenture dated as of July 31, 2003, as supplemented by the First Supplemental Indenture dated as of August 15, 2003 (the “Indenture”), which governs the terms of the Company’s 8 7/8% Senior Subordinated Notes Due 2011 (the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, excluding for such purpose any Securities owned by the Company and certain of its affiliates (the “Requisite Consents”);

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 22, 2005 (the “Offer to Purchase”), the Company commenced a cash tender offer for any and all outstanding Securities and solicited consents from Holders of Securities to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS, the Requisite Consents to the amendments effected by this Supplemental Indenture have been received; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

Amendments

SECTION 1.01.      Amendments to Articles 4 and 5.  Upon effectiveness of the amendments set forth in this Article, each of Section 4.02 (SEC Reports), Section 4.03 (Limitation on Indebtedness), Section 4.04 (Limitation on Restricted Payments), Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock), Section 4.07 (Limitation on Affiliate Transactions), Section 4.08 (Limitation of Line of Business), Section 4.09 (Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries), Section 4.10 (Change of Control), Section 4.11 (Limitation on Layering; Limitation on Liens), Section 4.13 (Future Guarantors), Section 4.14 (Compliance Certificate), and Section 5.01 (Merger, Consolidation, or Sale of Assets) of the Indenture

shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted sections shall also be deleted in their entirety.

SECTION 1.02.      Amendments to Article 6.  Upon effectiveness of the amendments set forth in this Article, each of clauses (3), (4), (6), (7), (8), (9) and (10) of Section 6.01 shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted clauses shall also be deleted in their entirety.

SECTION 1.03.      Amendments to Article 8.  Upon effectiveness of the amendments set forth in this Article, clause (3) of Section 8.02 shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted clause shall also be deleted in its entirety.

SECTION 1.04.      Trustee’s Acceptance.  The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

SECTION 2.01.      Interpretation.  Upon execution and delivery of this Supplemental Indenture and the effectiveness of the amendments set forth in Article I, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

SECTION 2.02.      Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.03.      Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.04.      Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.05.      Headings.  The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.06.      Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

SECTION 2.07.      Successors.  All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture shall bind its and their successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 2.08.      Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors and the Trustee assumes no responsibility for their correctness.

SECTION 2.09.      Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10.      Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.11.      Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12.      Effectiveness of Amendments.  This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; however the amendments to the Indenture set forth in Article I shall not become operative until the purchase by the Company pursuant to the Offer to Purchase of at least a majority in aggregate principal amount of the Securities outstanding on the date hereof (excluding for such purposes any Securities owned, on the date hereof, by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company).  In the event the Company notifies (if orally, then confirmed in writing) U.S. Bank National Association, as depositary for the Securities under the Offer to Purchase (the “Depositary”), that it has withdrawn or terminated the Offer to Purchase, this Supplemental Indenture shall be terminated and of no force or effect and the Indenture shall not be modified hereby.  The Company shall promptly notify the Trustee in writing of any oral or written notice it gives to the Depositary.

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

REDDY ICE GROUP, INC.,

By:	/s/ Steven J. Janusek

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek

REDDY ICE CORPORATION,
as a Subsidiary Guarantor

By:	/s/ Steven J. Janusek

SOUTHERN BOTTLED WATER COMPANY, INC., as a Subsidiary Guarantor

By:	/s/ Steven J. Janusek

CASSCO ICE & COLD STORAGE, INC.,
as a Subsidiary Guarantor

By:	/s/ Steven J. Janusek

REDDY ICE IP, INC., as a Subsidiary Guarantor

By:	/s/ Steven J. Janusek

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Laurie A. Howard